EXHIBIT 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS SECOND QUARTER FISCAL 2014 RESULTS

Princeton, New Jersey, December 16, 2013 - AMREP Corporation (NYSE: AXR) today reported  net income of $52,000, or $0.01 per share, for its fiscal 2014 second quarter ended October 31, 2013, compared to net income of $276,000, or $0.05 per share, for the second quarter of the prior fiscal year. For the first six months of 2014, the Company had a net loss of $635,000, or $0.09 per share, compared to a net loss of $332,000, or $0.06 per share, for the same period of 2013. Results for the second quarter of fiscal 2014 included an adjustment reducing a reserve for doubtful accounts receivable from a magazine wholesaler by $300,000 ($189,000 after tax, or $0.03 per share). The results for the first six months of 2013 included a pre-tax, non-cash impairment charge of $169,000 ($107,000 after tax, or $0.02 per share) reflecting the write-down of a real estate investment asset during the first quarter of 2013. Revenues were $22,763,000 and $43,272,000 for the second quarter and first six months of 2014 compared to $21,317,000 and $40,913,000 for the same periods last year.

Revenues from the Company’s Media Services operations, which include Subscription Fulfillment Services operations conducted by the Company’s Palm Coast Data subsidiary (including its FulCircle Media business acquired December 31, 2012) and Newsstand Distribution and Product and Packaging Services and other operations conducted by its Kable Media Services subsidiary, increased from $21,266,000 and $40,854,000 for the second quarter and first six months of 2013 to $21,555,000 and $41,833,000 for the same periods in 2014.  The increase in revenues for both periods was due to the addition of FulCircle, whose revenues in the second quarter and first six months of 2014 were $1,862,000 and $3,221,000. Media Services’ operating expenses were $17,791,000 and $35,519,000 (82.5% and 84.9% of related revenues) for the second quarter and first six months of 2014 compared to $17,040,000 and $33,407,000 (80.1% and 81.8% of related revenues) for the same periods of 2013 primarily due to expenses associated with FulCircle.

Revenues from land sales at AMREP Southwest were $1,196,000 and $1,424,000 for the second quarter and first six months of 2014 compared to no land sale revenues for the same periods of 2013.  The average gross profit percentage on land sales was 17% for both the second quarter and first six months of 2014.  Revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions.

AMREP Corporation's Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major holder of real estate in Rio Rancho, New Mexico.

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	Three Months Ended October 31,
	2013	2012

Revenues	$22,763,000	$21,317,000

Net income (loss)	$52,000	$276,000

Earnings (loss) per share – Basic and Diluted	$0.01	$0.05

Weighted average number of common shares outstanding	7,195,000	5,996,000

	Six Months Ended October 31,
	2013	2012

Revenues	$43,272,000	$40,913,000

Net income (loss)	$(635,000)	$(332,000)

Earnings (loss) per share – Basic and Diluted	$(0.09)	$(0.06)

Weighted average number of common shares outstanding	6,785,000	5,996,000